August 10 , 2015

Boxlight Corporation

1045 Progress Circle

Lawrenceville, Georgia 30043

Re:	Boxlight Corporation

Ladies and Gentlemen:

We have acted as counsel to Boxlight Corporation, a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended (File No. 333- 204811) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering an underwritten initial public offering of (i) up to 1,818,182 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), (ii) up to 272,727 additional shares of Common Stock included in the Registration Statement at the public offering price (the “Over-Allotment Shares”) for which the underwriters have been granted an over-allotment option, (iii) underwriter warrants representing five percent (5%) of the aggregate number of Shares included in the Registration Statement, exercisable at a per share exercise price equal to one hundred twenty-five percent (125%) of the public offering price (the “Underwriter Warrants”), and (iv) all shares of Common Stock issuable upon exercise of the Underwriter Warrants.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

With respect to the Shares and the Over-Allotment Shares, when such shares have been issued and delivered against payment of the purchase price therefor in accordance with the underwriting agreement and as contemplated by the Registration Statement, and with respect to the shares issuable upon exercise of the Underwriter Warrants, when such shares have been duly issued and delivered against payment of the exercise price therefor as contemplated by the terms of the warrant agreement, such shares of Common Stock will be validly issued, fully paid and nonassessable.

Our opinion is limited to the applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution. We express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP